Exhibit 10.16

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of the 3rd day of March, 2014, by and between Mortgage Guaranty Insurance Corporation (“MGIC”), a Wisconsin corporation, with its principal place of business located at 250 East Kilbourn Avenue, Milwaukee, Wisconsin 53202, on behalf of itself, its parent, subsidiaries and affiliated corporations  (individually and collectively referred to as “MTG”) and J. Michael Lauer (“Lauer”).

WITNESSETH:

WHEREAS, Lauer currently is employed by MGIC as its Executive Vice President and Chief Financial Officer; and

WHEREAS, Lauer previously has indicated to MGIC his desire to resign as an officer and employee of MGIC and its affiliated companies, and his resignation is to become effective upon his retirement on March 3, 2014; and

WHEREAS, following Lauer’s retirement, MGIC desires to retain, from time to time, the consulting services of Lauer, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lauer and MGIC hereby agree as follows:

1.            Confirmation of Retirement and Resignation.  Lauer shall retire and resign all of his officer and employee positions with MTG, effective as of the close of MGIC’s business on March 3, 2014 (the “Retirement Date”).

2.            Consulting Assignments.  Following the Retirement Date, Lauer will provide consulting services to MTG on a project basis during the term of this Agreement (the “Services”).  The nature of each project shall be specified by either the Chief Executive Officer or the Chief Financial Officer of MGIC, and shall be subject to acceptance by Lauer, which acceptance shall not be unreasonably withheld.  Each such project shall be commensurate with Lauer’s knowledge and experience.

3.            Compensation.  MGIC shall pay Lauer the following amounts for Services rendered by him hereunder:

(a)	Retainer. MGIC shall pay Lauer a retainer (the “Retainer”) in the amount of Fifteen Thousand Dollars ($15,000.00) on or about the 15th day of each month from March 2014 through February 2015. This Retainer is intended to pay for up to a total of 240 hours of Services over the term of this Agreement. MGIC will pay Lauer at a rate of $750 per hour (the “Hourly Fees”) for any hours of Services performed in excess of 30 hours per month and any hours of Services performed in excess of 240 hours over the term of this Agreement that have not already been subject to an Hourly Fee. The parties do not intend that Lauer work more than twenty percent (20%) of the average time that he worked over the 36 months ending on March 3, 2014 and, accordingly, it is intended that he has a “separation from service” for purposes of Internal Revenue Code Section 409A.

(b)	Reimbursable Expenses. In addition to the Retainer and Hourly Fees, MGIC shall pay or reimburse Lauer for reasonable travel and living expenses (“Reimbursable Expenses”), if any, incurred by Lauer in performing the Services.

(c)	Invoices. Lauer shall prepare and send to MGIC invoices on a monthly basis itemizing all reimbursable expenses incurred by him during the previous month pursuant to this Agreement and, for all Hourly Fees, all hours worked by Lauer hereunder. MGIC shall pay the Hourly Fees earned by Lauer, and pay or reimburse Lauer for the Reimbursable Expenses, reflected on such invoices within thirty (30) days after MGIC’s receipt of such invoices.

4.            Confidentiality.  Lauer hereby acknowledges and agrees that MTG is engaged in a service business involving Confidential Information, that such Confidential Information is used by MTG in its business to obtain a competitive advantage over competitors, and that the success of MTG’s business is in large part due to MTG’s exclusive retention of said Confidential Information.  Lauer further acknowledges that the protection of such Confidential Information against unauthorized disclosure and use is of critical importance to MTG in maintaining its competitive position. Accordingly, Lauer agrees that the following terms and conditions shall apply to all Confidential Information:

A.	For purposes of this Agreement, the term “Confidential Information” means any information that is, or should reasonably be understood to be, confidential or proprietary to MTG and shall include, without limitation, all data, reports, specifications, know how, programs, plans, strategies, marketing research, documents, methodologies, procedures, forms, employee, customer and supplier information, systems, software, Work Product (as defined in Section 7 hereof), and other materials and information concerning MTG or its activities which Lauer may have obtained during the course of his employment, may be provided, may come in contact with, or may develop during the course of this relationship, that are not generally available to the public.

B.	All Confidential Information will be used by Lauer only for the purpose of providing Services to MTG.

C.	Lauer will not reproduce or duplicate any Confidential Information without the written consent of MGIC, except in connection with providing the Services to MTG.

D.	Except as otherwise required by any law, court order or subpoena, Lauer will not disclose, make any independent use of, publish, furnish, sell, assign or transfer any Confidential Information to any third party, or authorize anyone else to disclose, publish, furnish, sell, assign or transfer any Confidential Information to any person or entity, without the prior written approval or instruction of an authorized officer of MGIC.

E.	Lauer agrees that if he is contacted by a government agency or receives a valid subpoena, court order, or other legal process that would potentially require disclosure of Confidential Information, he will provide the Company’s General Counsel with adequate written notice so that MTG may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If MTG seeks a protective order, Lauer shall provide such cooperation as MGIC shall reasonably request, at MGIC’s expense.

F.	The terms, conditions and provisions of this Section 4 shall survive the expiration and termination of this Agreement.

5.            Material Non-Public Information.  Lauer agrees that if he has knowledge of any material non-public information regarding MTG at anytime on or after the date of this Agreement, he will not engage in any transactions involving MTG securities while he has such knowledge.

6.            Return of Documents and Records.  Lauer hereby acknowledges and agrees that all written or electronically stored materials received by Lauer from MTG during the course of this Agreement are, and will remain at all times, the sole property of MTG.  Promptly upon the expiration or termination of this Agreement for any reason, or at any other time upon request by MGIC, Lauer will promptly deliver to MGIC all documents and records, and other Confidential Information, in the possession or under the control of Lauer which pertain to MTG, any of its activities, or any of Lauer’s Services provided hereunder.

7.            Work Product.  The work product of Lauer shall include, without limitation, all tangible products, reports, plans, programs, procedures, recommendations, forms, information recorded by any medium, documents, written materials, inventions, software, data, and any and all other work product, or any portion thereof, prepared, generated or provided by Lauer in connection with Lauer’s performance under this Agreement (“Work Product”).  All Work Product shall be deemed “Work Made for Hire” and shall be the sole property of MTG.  Lauer hereby assigns all rights, title and interest to MTG in any and all Work Product, and all drafts thereof, including, without limitation, all worldwide copyright, trademark, trade secret and other proprietary rights in such Work Product.  Lauer further agrees to execute any documentation reasonably required by MGIC in the future to reflect MTG’s rights in and to such Work Product.

8.            Independent Contractor.  In the performance of Services hereunder, Lauer shall be an independent contractor and not an employee or agent of MTG.  Lauer shall have no authority to enter into agreements on behalf of MTG or otherwise bind MGIC to any third party.  Lauer shall have no authority to act in any way as a representative of MTG, unless otherwise expressly agreed in writing by MGIC.  Lauer shall not be subject to set hours of work and will determine the time and manner in which the Services are performed, consistent with the needs of the assigned project.  Nothing herein is intended to preclude Lauer’s simultaneous or subsequent engagement by third parties provided only that such services do not interfere with Lauer’s obligations under this Agreement, are consistent with Lauer’s duties of confidentiality provided for herein, and do not otherwise violate or breach Lauer’s covenants and obligations set forth herein or in the Agreement Not to Compete entered into in favor of MTG on or about the date hereof (the “Non-Compete”).

Except for those instances in which MTG requests Lauer’s attendance at a meeting to be held on MTG’s premises or where the Services include travel at MTG’s request, Lauer is expected to maintain, at his expense, a suitable work environment for providing the Services.  Lauer shall supply all Services hereunder at his own risk and Lauer shall not, by virtue of this Agreement or the performance of Services hereunder, be entitled to Worker’s Compensation Insurance or any other insurance or benefits provided by MTG as a result of this Agreement or the performance of Services hereunder.  Lauer shall make his/her own arrangements for insurance at Lauer’s sole cost, which insurance shall be Lauer’s sole and exclusive remedy for any damage or personal injury suffered in connection with this Agreement. No person engaged by Lauer shall be entitled to compensation or benefits of any kind from MGIC.  Neither Lauer, nor anyone employed or retained by Lauer, shall be eligible to participate in or be covered by any employee benefit plan or program sponsored by or through MTG as a result of this Agreement or the performance of Services hereunder.

Lauer warrants that no laws, regulations or ordinances of the United States, or any state or other government authority or agency has been or will be violated in the performance of Services and agrees to indemnify and hold MGIC harmless from any and all claims arising from Lauer’s breach hereof.  Lauer shall, at Lauer’s own expense, comply with all other laws, rules and regulations and assume all liabilities or obligations imposed by such laws, rules and regulations with respect to Lauer’s performance of Services.  Additionally, Lauer shall be responsible for the payment of applicable taxes and imposts levied or based upon the income of Lauer or the fees payable to Lauer by MGIC including, but not limited to, SECA and federal, state and local income taxes, unemployment insurance taxes; and any other income and employment taxes or levies.

9.            Termination.  MGIC may terminate this Agreement, without cause, at any time by providing written notice to Lauer. Upon such a termination, Lauer shall be entitled to all Retainer payments as they otherwise would have become due under this Agreement. Either party may terminate this Agreement if the other party is in material breach of an obligation that is not cured within 10 calendar days’ notice of such breach. A breach by Lauer of any covenant or obligation in the Non-Compete shall be an incurable breach of an obligation under this Agreement. Unless previously terminated, this Agreement shall terminate upon the earlier of the death or incapacitation of Lauer, or March 3, 2015, and MGIC shall have no further obligation to make Retainer payments.  If this Agreement is terminated for any reason, Lauer shall be paid all Hourly Fees earned, all Reimbursable Expenses incurred and all Retainer payments accrued, prior to the effective date of termination which have not been previously paid by MGIC.

10.        Assignment and Subcontracting.  This Agreement may be assigned by MGIC to MGIC Investment Corporation, the parent of MGIC, or to any direct or indirect subsidiary of MGIC Investment Corporation.  This Agreement may not otherwise be subcontracted or assigned by either party without the prior, express, written consent of the other party hereto.

11.        Survival. Rights and obligations under this Agreement which by their nature should survive will remain in effect after termination of this Agreement.

12.        Notices.  Unless otherwise specified, all notices required or permitted to be given under this Agreement must be in writing to be effective and must be: (i) delivered to the party (in which event the notice is effective at the time of delivery); or (ii) mailed by regular, certified or registered mail (in which event the notice is effective as of the second Business Day following mailing, regardless of actual receipt, if sent by certified or registered mail or, upon receipt, if sent by regular mail); or (iii) sent by an express delivery service with guaranteed next Business Day delivery (in which event the notice is effective on the first Business Day following delivery to such carrier, regardless of actual receipt); or (iv) sent by telecopy, with a copy sent via regular, certified or registered mail (in which event the notice is effective on the next Business Day following telecopy transmission).  Notices must be addressed to the appropriate party,  as follows:

If to MGIC:

Mortgage Guaranty Insurance Corporation
250 East Kilbourn Avenue
Milwaukee, WI  53202
Attention:  Vice President-Human Resources

If to Lauer:

J. Michael Lauer
Such address as provided in writing by Mr. Lauer

13.        Advertising and Promotional Activities.  Lauer shall not use, in any advertising or promotional material or media, MTG’s name or logo, or otherwise identify MTG as a client of Lauer, without MGIC’s prior written consent.

14.        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.        Governing Law.  This Agreement shall be governed by, construed and interpreted under the laws of the State of Wisconsin without reference to such State’s conflict of laws principles.

16.        Waiver.  Failure or delay by either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition.  A waiver of any breach or default under this Agreement shall not constitute a waiver of any subsequent breach or default.

17.        Amendments.  No modification or amendment of this Agreement shall be binding unless in writing and signed by the party sought to be bound.

18.        Title and Headings.  The title and section headings of this Agreement have been inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not be construed to limit, expand, or otherwise modify the effect of any provision of this Agreement.

19.        Severability.  If any term or provision of this Agreement, or the application thereof, shall to any extent be invalid or unenforceable, and the intent of the parties hereto in entering into this Agreement is not materially frustrated or negated thereby, the remainder of this Agreement, or the application of such term or provision to circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and shall be enforced to the full extent permitted by law.

20.        Entire Agreement.  Each of the parties hereby acknowledges that it has read this Agreement and understands and agrees to be bound by its terms and conditions.  This Agreement is the complete and exclusive statement of the agreement between the parties hereto which supersedes all prior agreements, offers, proposals, understandings and other communications between the parties hereto, oral or written, regarding the subject matter hereof.

IN WITNESS WHEREOF, MGIC and Lauer have executed this Agreement as of the date first set forth above.

MORTGAGE GUARANTY INSURANCE CORPORATION		J. MICHAEL LAUER

By:	/s/ Curt S. Culver	/s/ J. Michael Lauer
Curt S. Culver
Chairman and Chief Executive Officer